Exhibit 99.4

NEWS RELEASE January 24, 2023

Tetra Tech Completes Acquisition of Global Professional
Services Firm RPS Group

Pasadena, California.  Tetra Tech, Inc. (NASDAQ: TTEK), a leading provider of high-end consulting and engineering services, announced today its offer to acquire all of the outstanding shares of RPS Group through a United Kingdom (UK) court-approved scheme of arrangement has become effective and the transaction has closed. Trading in RPS Group shares on the London Stock Exchange has been suspended and the outstanding shares of RPS Group are now owned by Tetra Tech.

RPS Group employs 5,000 employees in the United Kingdom, Europe, Asia Pacific, and North America, delivering consulting and engineering solutions for complex projects across key service areas in energy transformation, water, program management, and data analytics. The acquisition will advance Tetra Tech’s market-leading positions in water, renewable energy, and sustainable infrastructure; enhanced by a combined suite of differentiated data analytics and digital technologies.

“We are very pleased to welcome RPS’s 5,000 employees to Tetra Tech,” said Dan Batrack, Tetra Tech Chairman and CEO. “The addition of RPS aligns with our strategy to be the premier global high-end consulting and engineering firm focused on water, environment, and sustainable infrastructure; and allows us to offer our combined staff even greater professional opportunities.”

About Tetra Tech

Tetra Tech is a leading provider of high-end consulting and engineering services for projects worldwide. With 27,000 associates working together, Tetra Tech provides clear solutions to complex problems in water, environment, sustainable infrastructure, renewable energy, and international development. We are Leading with Science® to provide sustainable and resilient solutions for our clients. For more information about Tetra Tech, please visit tetratech.com or follow us on LinkedIn, Twitter, and Facebook.

CONTACTS:

Jim Wu, Investor Relations

Charlie MacPherson, Media & Public Relations

(626) 470-2844

Any statements made in this release that are not based on historical fact are forward-looking statements. Any forward-looking statements made in this release represent management’s best judgment as to what may occur in the future. However, Tetra Tech’s actual outcome and results are not guaranteed and are subject to certain risks, uncertainties and assumptions (“Future Factors”), and may differ materially from what is expressed. For a description of Future Factors that could cause actual results to differ materially from such forward-looking statements, see the discussion under the section “Risk Factors” included in the Company’s Form 10-K and Form 10-Q filings with the Securities and Exchange Commission.